Exhibit 99.4

Jun. 17, 2009

Beida Jade Bird Building

No. 207 Chengfu Road

Haidian District, Beijing 100871

People’s Republic of China

CONSENT OF CCID

CCID China Market Intelligence Center (“CCID”) hereby consents to the use of CCID’s name and the data from Research Report on IT Talents and Related Training Market in China prepared by CCID relating to the information technology education industry, market, products and services in China in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) of Beijing Jadebird IT Education Company, Limited to be filed with the U.S. Securities and Exchange Commission.

CCID also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

CCID CHINA MARKET INTELLIGENCE CENTER

By:
Name:
Title: Director